--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 5                                                WASHINGTON, D.C. 20549
--------
/ / CHECK BOX IF NO LONGER               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    SUBJECT TO SECTION 16.
    FORM 4 OR FORM 5 OBLI-    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    GATIONS MAY CONTINUE.        Section 17(a) of the Public Utility Holding Company Act of 1935 or
    SEE INSTRUCTION 1(b).                Section 30(f) of the Investment Company Act of 1940
/ / FORM 3 HOLDINGS REPORTED
/ / FORM 4 TRANSACTIONS REPORTED
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
Zuckerberg        Roy                          Mack-Cali Realty Corporation (CLI)               X  Director           10% Owner
                                                                                               ----               ----
-------------------------------------------------------------------------------------------        Officer (give      Other (specify
   (Last)       (First)      (Middle)       3. IRS or Social Security  4. Statement for        ----         title ----       below)
                                               Number of Reporting        Month/Year                        below)
c/o Mack-Cali Realty Corporation               Person (Voluntary)
11 Commerce Drive                                                           June 1999                --------------------------
-------------------------------------------                            -------------------------------------------------------------
                (Street)                                               5. If Amendment,       7. Individual or Joint/Group Filing
                                                                          Date of Original             (Check applicable line)
                                                                           (Month/Year)         X Form filed by One Reporting Person
                                                                                               ---
                                                                                                  Form filed by More than One
                                                                                                  Reporting Person
Cranford,     New Jersey       07016                                                           ---
------------------------------------------------------------------------------------------------------------------------------------
   (City)       (State)         (Zip)       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             2. Trans-  3. Transac-   4. Securities Acquired (A) or  5. Amount of    6. Owner-     7. Nature of
   (Instr. 4)                       action     tion          Disposed of (D)                Securities      ship          Indirect
                                    Date       Code          (Instr. 3, 4 and 5)            Beneficially    Form:         Beneficial
                                    (Month/    (Instr. 8)                                   Owned at        Direct        Ownership
                                    Day/                                                    end of          (D) or        (Instr. 4)
                                    Year)    -------------------------------------------    Issuer's        Indirect
                                             Code    V       Amount    (A) or    Price      Fiscal Year     (I)
                                                                       (D)                  (Instr. 3       (Instr. 4)
                                                                                            and 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
*If the form is filed by more than one reporting person, SEE instruction 4(b)(v).                                            (Over)
                                                                                                                     SEC 2270 (7/97)



FORM 5 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Trans-     5. Number of             6. Date Exer-
   (Instr. 3)                          sion of      action      action        Derivative               cisable and
                                       Exercise     Date        Code          Securities Ac-           Expiration
                                       Price of    (Month/      (Instr. 8)    quired (A) or            Date
                                       Deriv-       Day/                      Disposed of              Month/Day/
                                       ative        Year)                     (D)                      Year)
                                       Security                               (Instr. 3, 4, and 5)

                                                                                                    --------------------

                                                                                                     Date      Expir-
                                                             -------------------------------------   Exer-     ation
                                                                                                     cisable   Date
                                                              Code     V       (A)        (D)
------------------------------------------------------------------------------------------------------------------------
Phantom Stock Units                     1-for-1     6/30/99     A      V       59.643                 (1)       (1)
------------------------------------------------------------------------------------------------------------------------
Phantom Stock Units                     1-for-1     9/30/99     A      V      146.974                 (1)       (1)
------------------------------------------------------------------------------------------------------------------------
Phantom Stock Units                     1-for-1    12/31/99     A      V      155.884                 (1)       (1)
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

7. Title and Amount of Under-       8. Price of Deriv-   9. Number of         10. Ownership Form      11. Nature of
   lying Derivative Securities         ative Security       Derivative            of Derivative           Indirect
   (Instr. 3 and 4)                    (Instr. 5)           Securities Bene-      Security: Direct (D)    Beneficial
                                                            ficially Owned        or Indirect (I)         Ownership
                                                            at End of Month       (Instr. 4)              (Instr. 4)
------------------------------------                        (Instr. 4)
                     Amount or
       Title         Number of
                     Shares
------------------------------------------------------------------------------------------
   Common Stock       59.643            $30.25     59.643         D
------------------------------------------------------------------------------------------
   Common Stock      146.974          $26.3125    206.617         D
------------------------------------------------------------------------------------------
   Common Stock      155.884          $25.3750    362.501         D
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:


(1) The phantom stock units were accrued under the Mack-Cali Realty Corporation Deferred Compensation Plan for Directors and are
    to be settled 100% in Mack-Cali Realty Corporation common stock upon the termination of the reporting person's service on the
    Board of Directors of Mack-Cali Realty Corporation or upon a change in control of Mack-Cali Realty Corporation.

                                                                                      /s/ Roy Zuckerberg                 2/14/00
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the
form displays a currently valid OMB number.                                                                                  Page 2
                                                                                                                    SEC 2270 (7-97)